
<ARTICLE>                  5

<PERIOD-TYPE>                                        9-MOS
<FISCAL-YEAR-END>                                    MAR-31-1998
<PERIOD-END>                                         DEC-31-1997
<CASH>                                               207,993
<SECURITIES>                                         1,030,270
<RECEIVABLES>                                        9,087
<ALLOWANCES>                                         000
<INVENTORY>                                          000
<CURRENT-ASSETS>                                     000
<PP&E>                                               14,124,348
<DEPRECIATION>                                       000
<TOTAL-ASSETS>                                       34,176,335<F1>
<CURRENT-LIABILITIES>                                000
<BONDS>                                              000
<PREFERRED-MANDATORY>                                000
<PREFERRED>                                          000
<COMMON>                                             000
<OTHER-SE>                                           19,973,801
<TOTAL-LIABILITY-AND-EQUITY>                         34,176,335<F2>
<SALES>                                              000
<TOTAL-REVENUES>                                     1,542,011<F3>
<CGS>                                                000
<TOTAL-COSTS>                                        000
<OTHER-EXPENSES>                                     2,138,093<F4>
<LOSS-PROVISION>                                     000
<INTEREST-EXPENSE>                                   766,879
<INCOME-PRETAX>                                      000
<INCOME-TAX>                                         000
<INCOME-CONTINUING>                                  000
<DISCONTINUED>                                       000
<EXTRAORDINARY>                                      000
<CHANGES>                                            000
<NET-INCOME>                                         (1,295,623)<F5>
<EPS-PRIMARY>                                        (18.85)
<EPS-DILUTED>                                        000

<F1>Included  in total  assets:  Investments  in Local Limited  Partnerships  of
$18,329,831, Deferred charges, net $194,103, Tenant security deposits $101,071, Mortgagee escrow deposits $144,165 and other assets $35,467. <F2>Included in Total Liabilities and Equity: Mortgage notes payable of $9,743,875, Accounts payable to affiliates of $538,820, Accounts payable and accrued expenses of $350,802, Interest payable of $552,869, Tenant security deposits payable of $85,567, Payable to affiliated developer of $2,482,000 and Minority interest in Local Limited Partnerships of $448,601. <F3>Total revenue includes: Rental of $1,351,191, Investment of $83,904 and Other of $106,916. <F4>Included in Other
Expenses: Asset management fees of $172,440, General and administrative of $273,472, Rental operations, exclusive of depreciation of $749,203, Bad debt of $239,249, Property management fees of $94,922, Depreciation of $526,037 and Amortization of $82,770. <F5>Net loss reflects: Equity in losses of Local Limited Partnerships of $1,047,830, Minority interest in losses of Local Limited Partnerships of $65,109, loss on liquidation of interests in Local Limited
Partnerships of $3,922 and gain on transfer and liquidation of real estate of $1,053,981.

